CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-282684 on Form N-2 of our report dated September 20, 2024, relating to the financial statements and financial highlights of BlackRock Municipal Income Fund, Inc. (the “Fund”), appearing in Form N-CSR of the Fund for the year ended July 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

March 21, 2025